CCC INFORMATION SERVICES GROUP INC. AND SUBSIDIARIES
                        COMPUTATION OF PER SHARE EARNINGS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)
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                                                                  THREE MONTHS ENDED
                                                                       MARCH 31,
                                                                  ------------------
                                                                    2003      2002
                                                                  ------------------
Net income . . . . . . . . . . . . . . . . . . . . . . . . . . .  $ 5,971    $ 5,216
                                                                  ==================
Weighted average common shares outstanding:
   Shares attributable to common stock outstanding . . . . . . .   26,156     25,699
   Shares attributable to common stock equivalents outstanding .    1,585        439
                                                                  ------------------
                                                                   27,741     26,138
                                                                  ==================
Per share net income:
   Basic . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $  0.23    $  0.20
                                                                  ==================
   Diluted . . . . . . . . . . . . . . . . . . . . . . . . . . .  $  0.22    $  0.20
                                                                  ==================
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